DUTY FREE INTERNATIONAL, INC.
                       SIGNIFICANT SUBSIDIARIES AND
                      JURISDICTIONS OF INCORPORATION
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                                             Jurisdiction of
Corporation                                       Incorporation
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Duty Free International, Inc.                     Maryland

Samuel Meisel and Company, Inc.                        Maryland

Ammex Tax & Duty Free Shops, Inc.                 Delaware

Ammex Warehouse Company, Inc.                     New York

Fenton Hill America, Ltd.                              Maryland

Ammex Tax & Duty Free Shops West, Inc.            Maryland

UETA, Inc.                                        Delaware

UETA of Texas, Inc.                          Delaware

DFI Inflight, Inc.                                Delaware